Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (“Transition Agreement”) is entered into effective as of December 31, 2016 between James E. Cashman III (“Executive”) and ANSYS, Inc. (the “Company,” together with Executive, the “Parties”).

WHEREAS, Executive currently serves as the Company’s Chief Executive Officer as well as a member of the Company’s Board of Directors (the “Board”) and a member of the Boards of Directors of certain of the Company’s subsidiaries (the “Sub Boards”);

WHEREAS, the Board has appointed the Executive as Chairman of the Board, such appointment to be effective on January 1, 2017 (the “Effective Date”), concurrent with the ending of his term of service as the Chief Executive Officer of the Company;

WHEREAS, the Executive has agreed to continue to provide services to assist the Company with the transition of a new Chief Executive Officer through April 30, 2019;

WHEREAS, the Board wishes to enter into this Transition Agreement with the Executive to ensure a smooth transition in leadership and to encourage the Executive to remain as an employee of the Company for a fixed period of time from and after the Effective Date; and

WHEREAS, the Parties entered into an employment agreement, dated April 21, 2003 as amended as of November 5, 2008 and as of March 18, 2011 (the “Employment Agreement”), a copy of which is attached hereto as Exhibit A, which shall terminate effective as of the Effective Date except to the extent this Transition Agreement expressly states that certain provisions shall survive and are incorporated herein by reference.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Transition; Duties.

a. Position and Term.

i. As of the Effective Date, the Executive voluntarily resigns as Chief Executive Officer of the Company, resigns from each of the Sub Boards and shall be an at-will employee of the Company. The Executive shall continue to serve on the Board during the Transition Period (as defined below), and thereafter until the expiration of his designated term of Board service or his earlier resignation, subject to Section 1(a)(iv). This Transition Agreement shall be effective from the Effective Date through April 30, 2019 or the last day of the Executive’s employment, if earlier (the “Transition Period”). The Executive’s employment may be terminated earlier than April 30, 2019 by either party by giving 30 days’ written notice to the other. Notwithstanding the foregoing, nothing in this Agreement changes the “at will” nature of Executive’s employment with the Company.

ii. The Executive agrees to sign any documents reflecting such resignation and transition as reasonably requested by the Company.

iii. The Parties agree that the Employment Agreement is hereby terminated pursuant to Section 6(c) thereof, except to the extent that certain sections thereof are expressly designated as surviving as provided in Section 5 of this Transition Agreement. Executive acknowledges and agrees that he is not entitled to any payments, including severance pay or benefits, under the Employment Agreement or pursuant to any severance plan, or program or arrangement of the Company or any of its subsidiaries, except as set forth herein.

iv. The Executive agrees to tender his resignation from the Board at the end of the Transition Period including upon any termination of his employment prior to April 30, 2019, and to resign from the Board if the Board determines to accept such tender of resignation.

b. Duties during the Transition Period. From the Effective Date through the end of the Transition Period, in addition to his duties as a Board member, the Executive shall have the following roles and responsibilities, in each case, under the guidance of, and as requested by, the Company’s Chief Executive Officer (the “CEO”): (i) providing assistance to the CEO with key customer relationships; (ii) providing assistance with advice and counsel to the CEO regarding investor relationship management; (iii) providing assistance to the CEO in identifying and assessing strategic targets and acquisitions; (iv) providing strategy consulting; and (v) continuing as the Company representative to Carnegie Mellon University in tandem with other Company representatives, in all events subject to the oversight of the CEO. The Executive acknowledges that the CEO will lead and execute all strategic and operational aspects of the Company.

c. Other General Employment Terms. The Executive shall be based at his home office, which shall be maintained at the Executive’s expense, subject to required travel in connection with the performance of his duties, and shall have access to a part-time executive assistant at the Company during the Transition Period. The Executive shall be eligible for the Company’s standard benefit for a home office as provided to Company employees, not to exceed $120 per month. The Executive may serve on other for-profit boards of directors with the written approval of the Board, engage in religious, charitable or other community activities (including serving on their boards), in each case, where such services and activities do not violate the Company’s Corporate Governance Guidelines. The Executive shall abide by all Company policies, including without limitation, the Corporate Governance Guidelines, Code of Ethics, Insider Trading Policy, and Employee Handbook.

2. Compensation.

a. Compensation during the First Service Period. From the Effective Date through February 28, 2018 (the “First Service Period”), Executive shall receive compensation for his service as an employee of the Company in an amount equal to $250,000 in the aggregate (the “First Period Salary”), paid in equal bimonthly installments throughout the First Service Period in accordance with the Company’s normal payroll practices, subject to tax withholding under applicable law. If the Transition Agreement is terminated during the First Service Period, except as provided below in Section 3, all further payments to the Executive under this Section 2 shall immediately cease.

b. Compensation during the Second Service Period. From March 1, 2018 through April 30, 2019 (the “Second Service Period”), Executive shall receive compensation for his service as an employee of the Company in an amount equal to $250,000 in the aggregate (the “Second Period Salary,” and with the First Period Salary, the “Total Salary”), paid in equal bimonthly installments throughout the Second Service Period, in accordance with the Company’s normal payroll practices subject to tax withholding under applicable law. If the Transition Agreement is terminated during the Second Service Period, except as provided below in Section 3, all further payments to the Executive under this Section 2 shall immediately cease.

c. Bonus. The Executive shall not be eligible for any bonus or incentive payments.

d. Compensation for Service on the Board. Executive acknowledges that he will not receive any compensation for his service on the Board during the Transition Period.

e. Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him during the Transition Period in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company. In addition to the foregoing, the Executive shall be entitled to (i) a monthly car allowance of $600 payable monthly during the Transition Period, and (ii) a one-time reimbursement of legal expenses related to the negotiation of this Transition Agreement up to a maximum of $10,000.

f. Other Benefits. During the Transition Period, the Executive shall be eligible to participate in or receive benefits under the Company’s retirement, health, welfare and fringe benefit plans for employees in effect from time to time, subject to the terms and conditions of such plans. At the end of the Transition Period, including upon any termination of the Executive’s employment prior to April 30, 2019, Executive’s participation in any Company employee benefit plans or programs (including without limitation any matching contributions under the Company’s 401(k) plan, medical programs, any car allowance, vesting accruals, personal benefits and perquisites) shall cease; provided, however, that if the Company terminates the Executive’s employment without Cause (as defined below) prior to the Executive attaining age 65, the Company agrees to continue to provide the Executive with life insurance in the amount of $2,000,000 and health insurance coverage through Company-paid COBRA premiums equal to the Company’s contribution for an active employee in the Company health plan, in each case, until the Executive reaches age 65.

g. Vacations. During the Transition Period, the Executive shall be entitled to paid vacation annually in accordance with the Company’s vacation policy, as in effect from time to time, and shall further be entitled to a payout of any accrued but unused vacation upon his termination of employment to the extent provided under the Company’s vacation policy.

3.	Compensation upon Termination of the Transition Agreement during the Transition Period.

a.	If the Executive’s employment with the Company is terminated by the Company without Cause (as defined in the Employment Agreement) prior to the end of the Transition Period, subject to Executive signing an effective general release of claims in the form attached hereto as Exhibit B (the “Release”) within the period of time specified therein, the Executive shall receive cash severance in an amount equal to $3,000,000 less (i) the amount of Total Salary that has been paid to the Executive as of the date that the Executive’s employment terminates, and (ii) the aggregate fair market value (determined at the highest of the Company’s stock price on the date such amounts vested or on the date of Executive’s termination of employment or on the date the shares received pursuant to such awards were sold (based on actual sale price)) of any time or performance-based restricted stock units that vested during the Transition Period, payable in equal monthly installments over the 24 month period following the effectiveness of the Release. For the avoidance of doubt, the Executive’s entitlement to such cash severance is in addition to, and not in lieu of, his entitlement to continuation of certain health and life insurance benefits following his termination of employment by the Company without Cause as provided in Section 2(f) and to a payment in respect of accrued but unused vacation as provided in Section 2(g).

b.	In the event that the Executive’s employment ends or this Transition Agreement is terminated or terminates prior to the end of the Transition Period for any reason other than a termination of the Executive’s employment by the Company without Cause as set forth in Section 3(a) above, the Company shall have no obligation to pay any cash or any other form of severance to the Executive. For the avoidance of doubt, the Executive shall not be eligible for cash severance benefits under any Company plan or agreement except as set forth in Section 3(a) above.

4. Company Equity Awards.

a. New Equity Grant. The Executive shall be granted a one-time award of Restricted Stock Units under the Company’s Fifth Amended and Restated 1996 Stock Option and Grant Plan (the “Equity Plan”) which constitute time-based vesting restricted stock units (the “RSU Grant”), subject to the terms and conditions set forth in the Equity Plan and the applicable award agreement to be entered into immediately following the date of grant, which is expected to be in March 2017 in accordance with the Company’s equity grant policy and timing of the Company’s annual employee grants. The number of restricted stock units subject to the RSU Grant will be equal to $1,800,000 divided by the closing price of the Company’s common stock on the business day prior to the applicable grant date. The RSU Grant shall initially be unvested and shall become vested in two installments, with the number of restricted stock units equal to $800,000 divided by the closing price of the Company’s common stock on the business day prior to the applicable grant date vesting at the end of the First Service Period and then the remaining number of restricted stock units vesting at the end of the Second Service Period, subject in each case to the Executive’s continued employment pursuant to the Transition Agreement through each such date. All vesting shall cease upon the Executive’s termination of employment for any reason.

b. Continued Vesting of Existing Equity Awards. The Parties acknowledge that the outstanding equity awards held by the Executive as of the Effective Date are set forth on Schedule 1 hereto. The vesting of such outstanding equity awards shall remain unchanged, shall continue to be governed by the terms and conditions of the Equity Plan and the applicable award agreements and shall be eligible to continue to vest so long as Executive remains employed by the Company pursuant to this Transition Agreement. All vesting shall cease upon the Executive’s termination of employment for any reason.

5. Restrictive Covenants; Injunctive Relief. Executive’s obligations set forth in Sections 8, 9, 10, 12, 13 and 14 of the Employment Agreement shall be referred to as the “Restrictive Covenants” and are incorporated herein by reference and shall survive the termination of the Employment Agreement and the termination or expiration of this Transition Agreement. In consideration of the benefits received under this Transition Agreement, the Executive hereby reconfirms his obligations under the Restrictive Covenants in all respects, and agrees and acknowledges that the Non-Competition Covenant Termination Date (as used in the Employment Agreement) shall mean the date that is two years following the date of termination of the Executive’s employment with the Company (e.g., at the end of the Transition Period).

6. Section 409A.

a. Anything in this Transition Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Transition Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

b. All in-kind benefits provided and expenses eligible for reimbursement under this Transition Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Transition Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

c. To the extent that any payment or benefit described in this Transition Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

d. The parties intend that this Transition Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Transition Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with, or are exempt from, Section 409A of the Code. Each payment pursuant to this Transition Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Transition Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with, or be exempt from, Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

e. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Transition Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7. Entire Agreement. This Transition Agreement constitutes the entire agreement between Executive and the Company concerning Executive’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning Executive’s relationship with the Company other than the Sections of the Employment Agreement specifically referenced in Section 5 hereof and Section 15 thereof, which continue to survive and the ANSYS Intellectual Property Protection Agreement dated March 14, 2011, the ANSYS Director Indemnification Agreement dated February 8, 2000 and each of the award agreements applicable to the outstanding equity awards set forth on Schedule 1 hereto, all of which shall continue to survive.

8. Withholding. All payments made by the Company to the Executive under this Transition Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

9. Enforceability. If any portion or provision of this Transition Agreement (including, without limitation, any portion or provision of any section of this Transition Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Transition Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Transition Agreement shall be valid and enforceable to the fullest extent permitted by law.

10. Survival. The provisions of Section 5 this Transition Agreement shall survive the termination of this Transition Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

11. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Transition Agreement, or the waiver by any party of any breach of this Transition Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

12. Notices. Any notices, requests, demands and other communications provided for by this Transition Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

13. Amendment. This Transition Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

14. Governing Law. This is a Pennsylvania contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Third Circuit.

15. Counterparts. This Transition Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Transition Agreement effective as of the Effective Date.

ANSYS, INC.

By:	/s/ Ronald W. Hovsepian
	Name:	Ronald W. Hovsepian
	Title:	Chairman of the Board of Directors and Lead Director

EXECUTIVE

/s/ James E. Cashman III
JAMES E. CASHMAN III

SCHEDULE 1

OUTSTANDING EQUITY AWARDS

(see attached summary)

EXHIBIT A

EMPLOYMENT AGREEMENT AND AMENDMENTS

EXHIBIT B

FORM OF RELEASE

This Agreement and General Release (“Agreement”) is entered into by ANSYS, Inc., a Delaware corporation with a principal office at 2600 Ansys Drive, Canonsburg, PA 15317 (“ANSYS”), and                     , an individual (“Employee”) (collectively the “Parties”). This is the Release defined in Section 3(a) of the Transition Agreement between Employee and ANSYS. In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

(i) Termination of Employment. Employee’s last day of employment is             ,          (“Date of Termination”).

(ii) Consideration to Employee. [Insert description and reference to applicable provisions detailing the termination compensation and benefits in the Transition Agreement.]

(iii) No Consideration Absent Execution of this Agreement. As stated in the Transition Agreement, Employee would not receive the consideration set forth in Paragraph (ii) of this Agreement but for his execution of this Agreement, failure to revoke this Agreement during the Revocation Period (as defined below), and the fulfillment of the promises contained herein.

(iv) General Release of Claims. Employee, on behalf of himself, his heirs, executors, administrators, devisees, spouses, and assigns, knowingly and voluntarily releases and forever discharges to the fullest extent permitted by law ANSYS and its affiliates, subsidiaries, and in such capacities, insurers, associates, predecessors, successors and assigns (including, without limitation, any of their respective current and former employees, officers, directors, agents, trustees, attorneys, representatives and stockholders) (collectively “Releasees”) from any and all claims, known and unknown, asserted and unasserted, Employee has or may have against Releasees as of the date of his execution of this Agreement, including, but not limited to, any alleged violation of: the Age Discrimination in Employment Act (“ADEA”); Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act; the Americans with Disabilities Act; the Occupational Safety and Health Act; the Family and Medical Leave Act; any federal, state or local civil rights or discrimination law; any other federal, state, or local law, regulation or ordinance (including the Pennsylvania Human Relations Act); any public policy, contract, tort, or common law claim; or any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters. Despite any language in this Agreement to the contrary, Employee does not release claims that by law cannot be released by private agreement including, but not limited to, claims for worker’s compensation and unemployment compensation, rights to indemnification, rights to directors and officers liability insurance, rights to vested benefits or rights to owned or vested equity.

(v) Indemnification. ANSYS has made no representations to Employee regarding the tax consequences of any consideration received by him under this Agreement and that he is solely responsible for all applicable taxes, if any, owed by him to any taxing authority as a result of the consideration given to him by ANSYS under Paragraph (ii) of this Agreement.

(vi) Warranties. Employee warrants that he has no known workplace injuries and that he has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in Paragraph (ii) of this Agreement, and Employee warrants that he is not entitled to any payments under the ANSYS Executive Severance Plan, as may be amended from time to time.

(vii) Confidentiality. Except to the extent this Agreement has been publicly filed, Employee will not disclose any information regarding the substance of this Agreement, except to his financial advisor, his accountant, his spouse, and any attorney with whom Employee consults regarding this Agreement, all of whom (prior to disclosure) are either ethically bound not to disclose or will likewise agree to maintain the confidentiality of such information, and Employee warrants that he has not made any such disclosures since this Agreement was presented to him. Pursuant to the federal Defend Trade Secrets Act of 2016, the Parties agree that nothing in this Paragraph, Paragraph (ix) of the Agreement, or any other provision of this Agreement shall cause employee to be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (I) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (II) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(viii) Mutual Non-Disparagement. Subject to Paragraph (x) of this Agreement, the Company agrees that its directors and executive officers, and the Employee agrees he,

will not make any negative statements or criticisms, express or implied, about the Employee, ANSYS or its employees, directors, officers, products or services, which might reasonably become known to current ANSYS employees or customers, the software development industry, the computer-aided engineering industry, or the public at large. This includes, but is not limited to, making such comments on internet sites anonymously or under assumed names. Employee and the Company warrant that they have not made any such disclosures or disparaging statements since this Agreement was presented to the Employee. This mutual non-disparagement shall expire 24 months after the Date of Termination.

(ix) Continuing Obligations. Employee agrees that he will comply with his existing legal obligations under ANSYS Intellectual Property Protection Agreement and Section 5 of the Transition Agreement, the terms of which are incorporated by reference herein, including the obligation to disclose a copy of any such agreement to Executive’s future prospective employers. Employee confirms that he has returned all tangible versions of all documents containing ANSYS business information, other than information pertaining to his own employment terms, and that he has not retained any ANSYS business information in any form. Employee may retain his address books to the extent they only contain contact information. Similarly, Employee hereby reaffirms and agrees that he will comply with all of his existing legal obligations under Section 5 of his Transition Agreement, the terms of which are incorporated by reference herein. The Parties agree that nothing in this Paragraph is intended to alter the terms of these obligations which are more fully detailed in the Transition Agreement.

(x) Protected Disclosures. Nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with any governmental agency or other governmental or regulatory entity concerning any act or omission that Employee reasonably believes constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation. Employee further understands that this Agreement does not limit Employee’s ability to communicate with or participate in any investigation or proceeding that may be conducted by any governmental agency or other governmental or regulatory entity, including providing documents or other information, without notice to the Company. Further, nothing in this Agreement prevents Employee from: (a) filing an action in court alleging that his release of claims under the ADEA was not knowing or voluntary; (b) filing an action in court for ADEA claims that may arise after the date this Agreement is signed by Employee; (c) exercising Employee’s right under Section 7 of the National Labor Relations Act to engage in joint activity with other employees; or (d) disclosing information in response to legal process. With respect to any such charges or complaints that Executive may bring with any governmental agencies, Executive waives any right to individualized relief should any governmental agency or other third party pursue any claims on Executive’s behalf (either individually, or as part of any collective or class action), provided that Executive may be entitled to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

(xi) Injunctive Relief. Nothing in this Agreement is intended to impair or alter the rights of ANSYS to additional relief.

(xii) Amendment. This Agreement may not be modified, altered or changed except upon express written consent of all Parties wherein specific reference is made to this Agreement.

(xiii) Governing Law and Forum. This Agreement will be governed by and performed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflicts of laws provisions. Employee consents to the personal jurisdiction and venue of the state and federal courts having jurisdiction over Washington County, Pennsylvania.

(xiv) Severability. If a court of competent jurisdiction determines that any provision of this Agreement is illegal or unenforceable and such provision or provisions cannot be modified to be enforceable, then such provision will immediately become null and void, leaving the remainder of this Agreement in full force and effect.

(xv) Revocation and Effective Date. Employee may revoke only the release of claims under the ADEA for a period of seven (7) calendar days following the day he executes this Agreement (“Revocation Period”). Any revocation must be submitted, in writing, by either hand delivery or certified U.S. Mail, return receipt requested, to Colleen Zak Hess, Assistant General Counsel, ANSYS, Inc., 2600 Ansys Drive, Canonsburg, Pennsylvania, 15317. The revocation must be delivered or postmarked within the Revocation Period. This Agreement will become effective on the day after the expiration of the applicable Revocation Period (“Effective Date”).

(xvi) Entire Agreement. This Agreement constitutes the entire agreement relating to the matters stated herein, and it cancels and supersedes any prior agreements or understandings that may have existed between Employee and ANSYS with respect to all matters covered by this Agreement except that nothing in this Agreement releases Employee from any previous obligations Employee has under any agreements with ANSYS or its affiliates or subsidiaries including without limitation, the ANSYS Intellectual Property Protection Agreement, the Transition Agreement, or any other agreements protecting ANSYS intellectual property, and all stock option or other equity agreements executed by the Employee or equivalent documentation. No other promise or inducement has been offered to either Party except as set forth herein.

(xvii) Acknowledgement of Previous Agreements. Nothing in this Agreement releases Employee from any previous obligations Employee has under any agreements with ANSYS or its affiliates or subsidiaries including without limitation, the ANSYS Intellectual Property Protection Agreement, agreements protecting company intellectual property, and all stock option or other equity agreements executed by the Employee or equivalent documentation. For avoidance of doubt, the previous agreements referred to in this Paragraph are separate and distinct from the matters covered by this Agreement.

(xviii) Copies Effective as Originals. This Agreement may be executed in counterparts and each counterpart, when executed, will have the efficacy of an original. Photographic or faxed copies of signed counterparts may be used in lieu of the original for any purpose.

(xix) Review of Agreement and Consultation with Attorney. EMPLOYEE IS HEREBY ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT. EMPLOYEE SHOULD CONSULT WITH AN ATTORNEY OF HIS CHOICE. EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the dates set forth below:

EMPLOYEE		ANSYS, Inc.

	Date		Date

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